Exhibit 10.1

AIRPORT USE AND LEASE AGREEMENT

Between

CITY AND COUNTY OF DENVER

and

FRONTIER AIRLINES, INC.

at

DENVER INTERNATIONAL AIRPORT

TABLE OF CONTENTS

PART I - DEFINITIONS		1
1.01	“AFFILIATE”	1
1.02	“AIRFIELD AREA FACILITIES”	1
1.03	“AIRPORT RULES AND REGULATIONS”	2
1.04	“DEMISED PREMISES”	2
1.05	“FISCAL YEAR”	2
1.06	“GENERAL BOND ORDINANCE”	2
1.07	“CHIEF EXECUTIVE OFFICER”	2
1.08	“PREFERENTIAL USE FACILITIES”	2
1.09	“SIGNATORY AIRLINE”	2
1.10	“AIRLINE BAGGAGE SUBCOMMITTEE”	3
1.11	“BAGGAGE SYSTEM” OR “BAGGAGE SYSTEM FACILITIES”	3
1.12	“BAGGAGE SYSTEM COST CENTERS”	3
1.13	“NON-CONTRACTING USER”	3
1.14	“BAGGAGE SYSTEM OPERATION AND MAINTENANCE COSTS”	3
1.15	“OPERATOR”	3
PART II - AIRFIELD AREA FACILITIES		3
2.01	AIRFIELD AREA FACILITIES TO BE PROVIDED	3
2.02	USE OF AIRFIELD AREA FACILITIES	4
2.03	RAMP SERVICES	4
2.04	RATES, FEES AND CHARGES FOR THE USE OF THE AIRFIELD AREA FACILITIES	5
PART III - LEASE AND USE OF DEMISED PREMISES AND PREFERENTIAL USE FACILITIES		5
3.01	DEMISED PREMISES	5
3.02	USE OF DEMISED PREMISES	6
3.03	EFFICIENCY-IN-USE	6
3.04	PAYMENT OF FIXED AND VARIABLE RATES, FEES AND CHARGES	7
3.05	USE OF REFERENTIAL USE FACILITIES ON CONCOURSES	7
3.06	USE OF PUBLIC AREAS	8

i

PART IV - PROVISIONS RELATING TO AIRFIELD AREA FACILITIES, PREFERENTIAL USE FACILITIES, DEMISED PREMISES, AND JOINT USE FACILITIES		9
4.01	MAINTENANCE	9
4.02	AIRLINE ALTERATIONS TO DEMISED PREMISES	9
4.03	SUB-LETTING, ASSIGNMENT AND GROUND HANDLING ARRANGEMENTS	10
4.04	RIGHT TO ENTER AND MAKE REPAIRS	10
4.05	ABANDONMENT OF DEMISED PREMISES	11
4.06	DESTRUCTION OF PREMISES	11
4.07	COMMON USE SYSTEMS	12
4.08	REASSIGNMENT OF DEMISED PREMISES AND PREFERENTIAL USE FACILITIES	12
PART V - BAGGAGE SYSTEM		12
5.01	BAGGAGE SYSTEM LICENSE AND RIGHT OF USE	12
5.02	COMMON RIGHT OF USE AND ACCESS	12
5.03	CONDITIONS OF USE	13
5.04	RESERVATION OF RIGHTS	13
5.05	EFFICIENCY-IN-USE AND REASSIGNMENTS	13
5.06	PAYMENT OF RATES, FEES AND CHARGES FOR THE USE OF THE BAGGAGE SYSTEM	14
5.07	NON-CONTRACTING USERS	14
5.08	ASSIGNMENTS AND GROUNDHANDLING ARRANGEMENTS	14
5.09	OPERATOR AGREEMENT	14
5.10	MAINTENANCE OF BAGGAGE SYSTEM FACILITIES	15
5.11	ALTERATIONS, REPAIRS, AND IMPROVEMENTS	16
5.12	RIGHT TO ENTER AND MAKE REPAIRS	16
5.13	ABANDONMENT OF BAGGAGE SYSTEM LICENSE AREA	16
5.14	DESTRUCTION OF PREMISES	16
PART VI - AFFILIATES		17
6.01	DESIGNATION OF AFFILIATES.	17
PART VII - GENERAL PROVISIONS		18
7.01	AGREEMENTS WITH THE UNITED STATES	18
7.02	BOND ORDINANCES	18
7.03	LAWS, REGULATIONS, AND AGREEMENTS TO BE OBSERVED	18
PART VIII - RATE-MAKING PROCEDURES AND REESTABLISHMENT		19
8.01	GENERAL PROVISIONS	19

8.02	NON-AIRLINE REVENUE	19
8.03	PROJECTION OF RENTALS, RATES, FEES AND CHARGES	20
8.04	MID-YEAR REVIEW OF RENTALS, RATES, FEES AND CHARGES	20
8.05	FINAL AUDIT	20
8.06	PASSENGER FACILITY CHARGES	20
PART IX - TERM OF THE AGREEMENT		21
9.01	TERM OF AGREEMENT	21
9.02	TERMINATION OF LEASE BY CITY	21
9.03	TERMINATION OF LEASE BY AIRLINE	22
9.04	EFFECTIVE DATE OF TERMINATION	23
9.05	SURRENDER AND HOLDING OVER	23
9.06	TERMINATION OF HOLDOVER	24
PART X - PERFORMANCE BOND, INDEMNIFICATION AND INSURANCE		24
10.01	PERFORMANCE BOND	24
10.02	INDEMNIFICATION	24
10.03	INSURANCE MAINTAINED BY AIRLINE	25
10.04	LIENS	26
10.05	LOSS OR DAMAGE TO PROPERTY	27
10.06	FORCE MAJEURE	27
10.07	INSURANCE MAINTAINED BY THE CITY	27
PART XI - QUIET ENJOYMENT; INCONVENIENCE DURING CONSTRUCTION		29
11.01	COVENANT OF QUIET ENJOYMENT	29
11.02	INCONVENIENCE DURING CONSTRUCTION	29
PART XII - MISCELLANEOUS PROVISIONS		30
12.01	LEASE BINDING	30
12.02	PARAGRAPH HEADINGS AND INDEX	30
12.03	SIGNS	30
12.04	VENDING MACHINES	30
12.05	SALE OF FOOD, BEVERAGES AND MERCHANDISE	31
12.06	PURCHASES BY AIRLINE	31
12.07	NON-DISCRIMINATION	31
12.08	NO PERSONAL LIABILITY	31
12.09	NOTICES	32

12.10	PLACE AND MANNER OF PAYMENTS	32
12.11	SEVERABILITY	32
12.12	SECURITY	33
12.13	WAIVERS	33
12.14	AIRLINE BOOKS AND RECORDS	33
12.15	CITY BOOKS AND RECORDS	34
12.16	CITY SMOKING POLICY	34
12.17	USE, POSSESSION OR SALE OF ALCOHOL OR DRUGS	34
12.18	THIRD PARTIES	34
12.19	SUPPLEMENTAL INFORMATION TO BE SUPPLIED BY AIRLINE	34
12.20	CITY NON-DISCRIMINATION	35
12.21	DISPUTES	35
12.22	AMENDMENTS TO EXHIBITS AND APPENDICES	35
12.23	ENTIRE AGREEMENT; AMENDMENT	35
12.24	CONDITION; FINAL APPROVAL	35
12.25	PAYMENT OF MINIMUM WAGE	35

Exhibit A	Airfield Area
Exhibit B	Baggage System
Exhibit C	Preferential Use Passenger Aircraft Ramp and Apron Area
Exhibit D	Demised Premises and Preferential Use Facilities
Exhibit E	Summary of Airport Operation and Maintenance Responsibilities
Exhibit F	Airline Rate-Making Methodology
Exhibit G	Design Standards, Construction Procedures and Environmental Requirements
Exhibit H	Baggage System Cost Centers Allocation Methodology
Exhibit I-1	Affiliate Designation Form
Exhibit I-2	Affiliate Termination Form
Appendix 1	Standard Federal Assurances and Nondiscrimination
Appendix 2	Disadvantaged Business Enterprises – Required Statements

AIRPORT USE AND LEASE AGREEMENT

THIS AIRPORT USE AND LEASE AGREEMENT (the “Agreement”), made and entered into as of the date indicated on the City’s signature page, by and between the CITY AND COUNTY OF DENVER, a municipal corporation of the State of Colorado, (the “CITY”), Party of the First Part, and FRONTIER AIRLINES, INC., a corporation organized and existing under and by virtue of the laws of Colorado, and authorized to do business in the State of Colorado, (hereinafter referred to as the “AIRLINE”), Party of the Second Part;

WITNESSETH:

WHEREAS, the City owns and operates Denver International Airport (“DEN” or the “Airport”) and has the power to grant rights and privileges with respect thereto, as hereinafter provided; and

WHEREAS, the Airline is engaged in the business of transporting persons, property, cargo and mail, or one or more thereof, by aircraft;

WHEREAS, the parties desire to enter into this Agreement for the use and lease of certain premises and facilities at the Airport as more fully hereinafter set forth;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained, the City and the Airline do hereby mutually undertake, promise and agree, each for itself and its successors, as follows:

PART I - DEFINITIONS

1.01 “AFFILIATE”

Means (i) any passenger carrier that is a wholly owned subsidiary of Airline or is majority- owned by Airline, or (ii) any passenger carrier operating under the name of the Airline or under the name of Airline’s wholly owned subsidiary, or (iii) any passenger carrier flying under its own livery, or (iv) any passenger carrier operating under a revenue-sharing or fixed-fee agreement with Airline; and in any of the four abovementioned situations is (a) also not selling any seats in its own name and all seats are being sold in the name of the Airline and (b) only if such passenger carrier has been designated in writing by Airline as an “Affiliated” of Airline.

1.02 “AIRFIELD AREA FACILITIES”

Means (A) runways; (B) taxiways; (C) passenger ramp and apron areas (other than the cargo ramp and apron areas); and (D) any extensions or additions to the above and any other space or facilities provided by the City at the Airport for public and common use by aircraft operators in connection with the landing and taking off of aircraft, or in connection with operations to be performed by aircraft operators upon the runways, taxiways, passenger ramp and apron areas; but only as from time to time provided by the City at the Airport for public and common use by aircraft operators.

1.03 “AIRPORT RULES AND REGULATIONS”

Means the reasonable rules and regulations governing the use of the Demised Premises and any other portion of the Airport as may from time to time be adopted and promulgated by the City for the management, operation and control of the Airport, including those pertaining to the operation of automobile and vehicular traffic and parking facilities thereon, and with such reasonable amendments, revisions, additions and extensions thereof as may from time to time be adopted and promulgated; provided, however, such rules and regulations shall not be inconsistent with the rights herein granted to the Airline; provided, further, that nothing herein shall be considered to restrict the police power of the City.

1.04 “DEMISED PREMISES”

Means, at any time, those areas and facilities which are leased to a Signatory Airline for its use and occupancy, as defined in Section 3.01. Such areas and facilities may not be used or occupied by others unless authorized by such Signatory Airline and approved by the City.

1.05 “FISCAL YEAR”

Means January 1 through December 31.

1.06 “GENERAL BOND ORDINANCE”

Means the 1984 Airport System General Bond Ordinance approved by the City Council of the City and County of Denver on November 29, 1984, Ord. 626, Series of 1984, as supplemented or succeeded.

1.07 “CHIEF EXECUTIVE OFFICER”

Means the Chief Executive Officer (“CEO”) of the City’s Department of Aviation or the CEO’s successor in function having jurisdiction over the management, operation and control of the Airport. “CEO’s authorized representative” or words of similar import shall mean the officer or employee of the City designated in writing by the CEO as the CEO’s authorized representative, until notice otherwise is thereafter given to the Airline.

1.08 “PREFERENTIAL USE FACILITIES”

Means, at any time, those areas and facilities to which a Signatory Airline is granted the preferential use and occupancy as set forth in this Agreement.

1.09 “SIGNATORY AIRLINE”

Means, at any time, Airline and each other airline which meet the definition and requirements specified in the Airport Rules and Regulations.

1.10 “AIRLINE BAGGAGE SUBCOMMITTEE”

The Airline Baggage Subcommittee of the Denver Airlines-Airport Affairs Committee or any successor entity established by the Signatory Airlines in place of such Subcommittee for the purpose of coordinating common use of and establishing cost allocation matters relating to the Baggage System.

1.11 “BAGGAGE SYSTEM” OR “BAGGAGE SYSTEM FACILITIES”

Collectively, all structures, improvements, equipment, belts, carts, walkways, impact protection, EDS modules, carousels, parts inventories, spare parts, tools, hardware and software, and other components of the baggage systems in the Terminal for processing, screening, and delivering checked baggage, as illustrated on the attached Exhibit B.

1.12 “BAGGAGE SYSTEM COST CENTERS”

Those costs and expenses of the Baggage System which are grouped together for the purpose of accounting for Baggage System Operation and Maintenance Costs and allocating and billing such costs to users of the Baggage System. The cost centers and allocation methodology are illustrated in Exhibit H of this Agreement.

1.13 “NON-CONTRACTING USER”

An airline which has access to or use of the Baggage System but is a Non-Signatory Airline as defined in Airport Rules and Regulations.

1.14 “BAGGAGE SYSTEM OPERATION AND MAINTENANCE COSTS”

Those costs incurred by the City and the Operator, and chargeable to and paid by the Signatory Airlines and Non-Contracting Users, associated with the management, operation, maintenance, repair (emergency or otherwise) of the Baggage System at the Airport, including costs of providing labor, equipment, spare parts and materials in connection herewith, but excluding space rental charges and capital costs, modification and improvements of equipment and space provided by the City and subject to allocation under this Agreement.

1.15 “OPERATOR”

The company selected by the City or the Airline Baggage Subcommittee, or both, to operate and maintain the Baggage System on behalf of the Airlines.

PART II- AIRFIELD AREA FACILITIES

2.01 AIRFIELD AREA FACILITIES TO BE PROVIDED

A. The City agrees to provide, operate and maintain in good condition and repair at the Airport, in accordance with good airport maintenance practices, and to make available for use by aircraft operators, the Airfield Area Facilities shown upon the attached drawing of the Airport marked Exhibit A, which drawing is incorporated herein and made a part hereof by reference, and any additions or extensions thereto.

B. The City may from time to time make alterations to, or reconstruct, or relocate, or modify the design and type of construction of, or close the Airfield Area Facilities, or any portion or portions of them, either temporarily or permanently, provided that reasonably equivalent Airfield Area Facilities are made available to the Airline.

2.02 USE OF AIRFIELD AREA FACILITIES

A. The airlines shall be entitled to use the Airfield Area Facilities for the following purposes:

1.	Runways for the purpose of landing and taking off of aircraft.

2.	Taxiways for the purpose of ground movement of aircraft.

3.

Passenger ramp and apron areas, including, without limitation, the Airline’s preferential use areas shown on Exhibit C attached hereto (“Preferential Use Passenger Aircraft Ramp and Apron Areas”) for the purpose of unloading and loading passengers, baggage, freight, mail, supplies, and cargo to and from aircraft; for the purposes of performing such fueling and other ramp services as is more extensively defined in Section 2.03; for the purpose of parking mobile equipment while being actively used in connection with ramp operations, or for any other such purpose and, in connection with Airline’s Preferential Use Passenger Aircraft Ramp and Apron Areas, for coordinating and directing the parking and pushback of aircraft; but aircraft carrying property, cargo, and mail, but not passengers, shall use ramp areas designated for cargo operations by the CEO.

4.	Training operations of the Airline.

5.	Any other use normally incident to the foregoing.

6.

The use of the Airfield Area Facilities shall be in common with others authorized by the City to do so, upon compliance with reasonable and nondiscriminatory terms and conditions (including the payment of rates, fees, and charges) upon which they are made available for such use, and in accordance with Airport Rules and Regulations.

2.03 RAMP SERVICES

A. Airline shall have the right to use the Airline’s Preferential Use Passenger Aircraft Ramp and Apron Areas to provide services for aircraft occupying loading or unloading positions (herein called “ramp services”) incidental to the immediate preparation of aircraft for scheduled operations, such services to include, among others, fueling, inspection, interior cleaning and non- routine maintenance (defined as minor repairs and the replacement or adjustment of equipment of an emergency nature, or in order to insure the safe departure of the aircraft), unless otherwise authorized by the CEO. Ramp services and facilities may be provided at loading and unloading positions in accordance with the Airport Rules and Regulations. The Airline shall leave the ramp area used by it for any such purposes in a neat, clean, safe and orderly condition upon completion of such services.

B. The Airline shall have the right to perform its own ramp services or to have such services performed by a regular ramp contractor (i.e., a person authorized by the CEO to perform ramp services at the Airport for any and all aircraft operations). If all such regular ramp contractors are unsatisfactory to the Airline from the standpoint of service or price, the Airline may notify the CEO that it desires to use the services of a contractor not authorized and the CEO may approve such contractor to perform such services; provided however, that the contractor shall accept a permit from the CEO upon the same terms and conditions as regular ramp contractors (except that at the option of the CEO, there may be omitted from such permit any provision requiring or permitting the contractor to serve others than the Airline). The Airline shall have the right to perform or receive ramp services, including refueling, for or from any other air carrier certificated to serve Denver, except that the location of ramp services outside the receiving airline’s Preferential Use Facilities shall be determined by the CEO. No charges, fees or tolls of any nature shall be imposed by the City, directly or indirectly, against the Airline or such other air carrier for the right or privilege of providing or receiving such ramp services.

2.04 RATES, FEES AND CHARGES FOR THE USE OF THE AIRFIELD AREA FACILITIES

A. The rates, fees and charges for the use of the Airfield Area Facilities shall be as established from time to time by the City in accordance with this Agreement. For each landing of an aircraft by the Airline at the Airport, Airline shall be assessed a landing fee in an amount equal to the number of thousands of pounds of maximum allowable gross landing weight of that aircraft, multiplied by the landing fee rate. The landing weight data will be compiled by the Airport through the use of an independent Radar based landing fee activity database. Airlines will access a secure website where a summary and detailed monthly activity report and applicable landing fee charges will be available by the 5th day of the month. The Airport will send an invoice by the 7th day of the month. The rates, fees and charges for the use of the Airfield Area shall be payable no later than twenty (20) days after the close of each calendar month of the term hereof.

B. The maximum allowable gross landing weight shall be determined based on the current FAA Type Certificate Data Sheet applicable to the particular type, design, and model of aircraft.

PART III - LEASE AND USE OF DEMISED PREMISES AND PREFERENTIAL USE FACILITIES

3.01 DEMISED PREMISES

A. The City hereby leases to the Airline and the Airline hereby agrees to lease from the City space in the passenger terminal building and concourses at the Airport designated on Exhibit D (which drawings are incorporated herein and made a part hereof by reference) (collectively, the “Demised Premises”). The City and Airline acknowledge and agree that the dimensions of the Demised Premises as set forth in Exhibit D are defined as part of this Agreement. It is acknowledged and agreed that the Demised Premises under this Agreement constitute non- residential real property. Except to the extent required for the performance of the obligations of the Airline hereunder, nothing contained in this Agreement shall grant to the Airline any rights whatsoever in the air space above the Demised Premises except as approved by the City.

3.02 USE OF DEMISED PREMISES

A. The Airline shall have the use of the portion of the Demised Premises designated in Exhibit D as “Demised Premises” during the term of the letting thereof, for the following purposes, purposes reasonably related thereto and for such other purposes as may be authorized in writing from time to time by the CEO:

1.	The handling of reservations, ticketing, billing and manifesting of passengers for air transportation;

2.

The clearance, checking-in, handling of outbound and inbound baggage and baggage claim, and the rendering of similar services to passengers for air transportation, and for the furnishing of information, including but not limited to, flight arrival, flight departure and baggage claim information to passengers and to the general public;

3.

Administrative offices, operations offices, employee lockers and restrooms, baggage, cargo and mail-handling and storage facilities and equipment; such uses and facilities to be located within Airline’s Demised Premises;

4.	Radio, data processing and other communication equipment;

5.	The assembling, handling and disbursing of baggage and lost and found articles;

6.

The operation, by Airline or an independent contractor, of passenger clubs and lounges where the Airline may serve food and beverage with or without charge; such uses and facilities to be located within Airline’s Demised Premises; and

7.	The installation, maintenance, and operation of facilities and equipment reasonably necessary or convenient to carry out any or all of the foregoing.

3.03 EFFICIENCY-IN-USE

A. The Airline agrees to make every reasonable effort to offer to any other incoming or incumbent airline the opportunity to share use of its Demised Premises. In determining whether the use by another incoming or incumbent airline is reasonable and possible, the Airline will have the right to consider the compatibility of the proposed operation of the incoming or incumbent airline with those of the Airline, the operations of those with whom the Airline has subleases or handling agreements, the Airline’s existing and immediate future flight schedules, the need for labor harmony, and the availability of other similar premises at the Airport. Should the Airline refuse another airline the opportunity to use the Airline’s Demised Premises, the City and County of Denver, acting by and through its CEO, may review the Airline’s Demised Premises usage, and should the CEO reasonably determine, considering all the factors noted herein and any other reasonable justification presented by Airline, including the Airline’s reasons for such refusal, that the Airline unreasonably refused usage by such other airline, the CEO may immediately require the Airline to permit the incoming or incumbent airline to use that part of the Airline’s Demised Premises and for those periods of time the City deems feasible, subject to the incoming or incumbent airline executing a mutually acceptable agreement with the Airline, and subject to the CEO’s review and approval of said agreement.

3.04 PAYMENT OF FIXED AND VARIABLE RATES, FEES AND CHARGES

A. Rentals for the Demised Premises and Preferential Use Facilities shall be paid in twelve (12) equal monthly installments, and shall be due and payable, in advance, without notice on or before the first day of the then current month.

B. In addition to the fixed rates, fees, and charges provided herein, Airline shall pay for other common use facilities, equipment, services and maintenance utilized by Airline. Said rates, fees and charges shall be paid monthly, in advance, and adjusted, if necessary, based on such actual costs. Any additional amount due from the Airline or refund owed to the Airline, as the case may be, based on such actual costs, shall be paid by the Airline or credited by the City, as the case may be, to rates, fees and charges. Such services may include, but are not limited to, industrial waste, sewer and water and trash.

3.05 USE OF PREFERENTIAL USE FACILITIES ON CONCOURSES

A. The City hereby grants to the Airline preferential use of certain concourse facilities as designated in Exhibit C and Exhibit D where so indicated. The right of preferential use includes the right of the Airline and its Affiliated Airlines to enplane and deplane passengers and to schedule and use such facilities as defined herein, subject to the conditions set forth herein and in the Airport Rules and Regulations regarding the operation and use of concourses as such reasonable and nondiscriminatory rules and regulations exist or may be promulgated in the future. The right of preferential use is expressly understood to be a non-exclusive right, and the City retains the right to allow other airlines the use of the Airline’s preferential use areas to the extent such other use does not infringe on the Airline’s preferential use as herein defined.

B. Furthermore, it is expressly agreed and understood that the foregoing right of preferential use is not a property right and shall not be assigned, subleased or otherwise alienated or hypothecated in any manner whatsoever by the Airline; except that, in the case of a merger of Airline with another airline or the acquisition of substantially all of Airline’s assets by another airline, Airline’s preferential use shall be transferable to the surviving airline.

C. The Airline’s preferential use and scheduling rights on its passenger holdroom(s), associated passenger loading bridges, gate(s) and Preferential Use Passenger Aircraft Ramp and Apron Areas (collectively, the “Preferential Use Gates”), are subject to the following requirements (“Preferential Use Gate Usage Requirements”):

D. For concourse-level Preferential Use Gates with passenger loading bridges designed for use by turbojet aircraft with more than 95 seats: four (4) departure equivalents (as set forth below) per day, per applicable gate, as averaged over any calendar quarter (i.e., the sum of all departure equivalents at all of Airline’s gates for a calendar quarter, divided by the number of Airline’s gates, divided by the number of total days in such calendar quarter). “Departure equivalents” shall mean and be counted as follows:

1.	Aircraft with more than 300 seats count as three departures;

2.	Aircraft with more than 200, but less than 301, seats count as two departures;

3.	Aircraft with more than 150, but less than 201, seats count as one and one-quarter departures;

4.	Aircraft with more than 95, but less than 151, seats count as one departure; and

5.	Aircraft with 95 seats or less count as six-tenths of one departure.

E. In the event Airline performs Ground Handling (as defined in Airport Rules and Regulations) for other parties, such activities count as departures for purposes of this gate usage requirement.

F. If Airline fails to meet the minimum Preferential Use Gate Usage Requirements for a calendar quarter, without excuse, the CEO may notify Airline that it is in violation of this Agreement, and may return to the Airport’s unassigned gate inventory, the number of Airline’s concourse-level Preferential Use Gates failing to meet Airline’s Preferential Gate Use Requirements. Airline shall have 10 business days from receipt of such notice to specify which Preferential Use Gates are to be returned; provided, however, that the CEO may select different Preferential Use Gates as may be necessary to create contiguity with other unleased gates.

G. Upon Airline’s request, the CEO in its sole discretion may waive preferential status with corresponding rent reductions to airline-leased space. As long as the space remains in Airline’s leasehold, the Airline may provide the City with 90 days written notice and reclaim such space for Airline’s own use, to sublet to another party for their use, or to perform Ground Handling services for another party on that gate.

H. Airline agrees to abide by reasonable and nondiscriminatory rules and regulations regarding the operation and use of concourses as such rules and regulations exist or may be promulgated in the future in the Airport Rules and Regulations. The City will provide not less than 21 days’ notice to Airline when any rule or regulation affecting Airline is proposed for amendment, and will post amendments when final.

3.06 USE OF PUBLIC AREAS

A. Airline and its employees, agents, passengers and invitees, its suppliers of materials and furnishers of services shall have the non-exclusive right to use, in common with all others, all public areas of the Airport, together with all improvements, facilities and equipment located therein, including, without limitation, the following: passenger transit systems, passenger walkways, public lobbies, public waiting rooms, public stairways, elevators and escalators, public restrooms, public roads and parking lots. Nothing herein shall be deemed to convey to Airline any interest or property rights in such public areas, or to any improvements thereto.

PART IV - PROVISIONS RELATING TO AIRFIELD AREA FACILITIES, PREFERENTIAL USE FACILITIES, DEMISED PREMISES, AND JOINT USE FACILITIES

4.01 MAINTENANCE

A. The City shall provide services and maintenance in the Airfield Area Facilities, Preferential Use Facilities, Demised Premises and Joint Use Facilities as indicated in Exhibit E, attached hereto and made a part hereof, and shall bear the cost thereof in consideration of payment to be made by the Airline pursuant to the provisions hereof.

B. The Airline agrees that it will at all times under its control maintain its Preferential Use Facilities, Demised Premises and Joint Use Facilities in a neat, clean, safe and orderly condition, in compliance with the requirements of 42 U.S.C. § 12101 et seq., 49 U.S.C. § 41705, and 14 C.F.R. Part 382, and in keeping with the general decor of the area in which they are situated, and that it will perform those maintenance services shown on said Exhibit E to be performed by the Airline.

4.02 AIRLINE ALTERATIONS TO DEMISED PREMISES

A. The Airline may, with prior written approval of the CEO, at its own cost and expense, install in the Demised Premises any fixture or improvement or do or make alterations or do remodeling, germane to the use herein or hereafter granted. Any fixtures, improvements, equipment and other property installed, erected or placed by the Airline in, on or about such Demised Premises shall be deemed to be personal and shall be and remain the property of the Airline, except as otherwise provided herein and the Airline shall have the right at any time during the term hereof to remove any or all of its property, subject to the Airline’s obligation to repair damage, if any, resulting from such removal. All such fixtures, improvements, equipment and other property shall be removed from the said Demised Premises by the expiration or earlier termination of letting and the Demised Premises restored to the condition existing at the time of the letting, reasonable wear and tear excepted, unless the City, acting by and through its CEO, shall have advised the Airline in writing at the time of such installation or not less than sixty (60) days in advance of such expiration or not less than thirty (30) days in advance of such earlier termination, of its willingness to accept title to such fixtures, improvements, equipment and other property in lieu of restoration of the Demised Premises. It is understood and agreed that during such period and until such personal property is removed, the Airline shall pay to the City the full rental applicable to those Demised Premises, as determined by the CEO, which are directly associated with said personal property and which Demised Premises are not usable by others until said personal property is removed.

B. Said improvements, and all alterations thereof and additions thereto, shall in all respects be constructed in accordance with the ordinances and any applicable code or rule and regulation of the City and County of Denver, including the Airport Rules and Regulations governing tenant construction specifications and other non-technical requirements, in accordance with the attached Exhibit G, “Design Standards, Construction Procedures and Environmental Requirements,” which is incorporated herein by reference, in accordance with the requirements of 42 U.S.C. § 12101 et seq., 49 U.S.C. § 41705, and 14 C.F.R. Part 382, and pursuant to any required building permit to be obtained from the City and according to the customary terms and conditions thereof.

4.03 SUB-LETTING, ASSIGNMENT AND GROUND HANDLING ARRANGEMENTS

A. No interest or rights under this Agreement may be transferred except as provided under this Section 4.03.

B. Airline may sublet, assign or otherwise transfer the Demised Premises, in whole or in part to another airline, or use the Demised Premises for the handling by Airline’s personnel of air transportation operations of other airlines, subject, however, to each of the following conditions:

1.

No sub-lease, assignment, ground handling agreement or other transfer shall relieve Airline from primary liability for any of its obligations hereunder, and Airline shall continue to remain primarily liable for the payment of rentals, fees and charges applicable to such premises and facilities hereunder;

2.

Airline shall provide written notice to the City and a copy of the proposed sublease, assignment, ground handling agreement or other transfer not less than thirty (30) days prior to the effective date of such arrangement;

3.	Any sublease, assignment, ground handling agreement or other transfer shall be subject to the prior written approval of the CEO; and

4.

Unless a gate sharing agreement is in place as authorized by the CEO under Airport Rules and Regulations, any authorization by Airline for use of a Preferential Use Gate by another airline shall require such other airline to remit directly to the City a non-preferential use gate fee as established by the Airport Rules and Regulations. All such fees shall be credited in the calculation of rentals, rates, fees and charges.

4.04 RIGHT TO ENTER AND MAKE REPAIRS

A. The City and its authorized officers, employees, agents, contractors, subcontractors and other representatives shall have the right (at such times as may be reasonable under the circumstances and with as little interruption to the Airline’s operations as is reasonably practicable) to enter upon the Demised Premises for the following purposes:

1.

To inspect the Demised Premises at reasonable intervals during regular business hours (or at any time in case of emergency) to determine whether the Airline has complied and is complying with the terms and conditions of this Agreement with respect to the Demised Premises.

2.

To perform maintenance and make repairs and replacements in any case where the Airline is obligated to do so and has failed after reasonable notice to do so, in which event the Airline shall promptly upon demand reimburse the City for the actual cost thereof, plus a 15% administrative charge.

3.

To perform maintenance and make repairs and replacements in any case where the City is obligated to do so, and in any other case where the City, in its reasonable judgment, determines that it is necessary or desirable to do so in order to preserve the structural safety of the Demised Premises or the building in which they are located or to correct any condition likely to cause injuries or damages to persons or property.

4.	In the exercise of the City’s police power.

B. No such entry by or on behalf of the City upon such Demised Premises leased to Airline shall cause or constitute a termination of the letting thereof or be deemed to constitute an interference with the possession thereof by the Airline.

4.05 ABANDONMENT OF DEMISED PREMISES

A. If the Airline ceases to occupy and use a material portion of the Demised Premises for a continuous period of six (6) consecutive months or longer, the City, acting by and through the CEO, may consider such portion of the Demised Premises abandoned, and if needed for another use, upon not less than thirty (30) days’ written notice to the Airline, terminate the lease for such portion of the Demised Premises.

4.06 DESTRUCTION OF PREMISES

A. If by reason of any cause Airline’s Demised Premises, or any portion thereof, are damaged or destroyed by fire or other casualty, then:

1.

The City, after consultation with Airline, shall forthwith repair, reconstruct and restore the damaged or destroyed portions of the Demised Premises to substantially the same condition, character, utility and value as existed prior to such damage or destruction, unless the City and Airline agree that no such reconstruction is necessary, or that reconstruction to some other condition, character, utility and value is appropriate or desired; and

2.

If such Demised Premises are damaged to such an extent that the Demised Premises are untenable, the City, acting by and through the CEO, will make all reasonable efforts to provide substantially equivalent substitute premises and facilities, and such substitute premises and facilities will be made available to Airline consistent with those rentals, fees and charges for the use of the Airport established and modified from time to time by the City in accordance with this Agreement.

3.

For portions of the Demised Premises that are untenable, Airline shall receive a pro rata abatement of rentals, fees and charges applicable thereof from the date of such occurrence to the date upon which such portions of the Demised Premises are repaired and restored.

4.07 COMMON USE SYSTEMS

A. Prior to implementation of multiple or common use systems, the City will consult with Airline. Thereafter, upon nine (9) months advance written notice by the City, the Airline agrees that it will make all necessary modifications and improvements to become compatible with the City’s multiple or common use system installations. After the City installs common use systems, all future improvements and any new equipment of the Airline shall be compatible with the City’s multiple or common use system installations. The Airline shall not install any proprietary terminal equipment without the prior written approval of the CEO.

4.08 REASSIGNMENT OF DEMISED PREMISES AND PREFERENTIAL USE FACILITIES

A. After consultation with all affected airlines, in order to maximize the highest and best use of the City’s airline facilities, the City may at its sole discretion, relocate and reassign the Airline’s use and lease of the Demised Premises and Preferential Use Facilities upon sixty (60) days advance written notice. The City will be responsible for reasonable costs related to any such relocations and/or reassignments.

PART V - BAGGAGE SYSTEM

5.01 BAGGAGE SYSTEM LICENSE AND RIGHT OF USE

A. The City hereby agrees to make available for Airline’s use the Baggage System Facilities as illustrated on the attached Exhibit B, and hereby grants to Airline a nonexclusive license to use those portions of the Baggage System Facilities reasonably required for the purpose of loading and unloading baggage, screening bags, and accessing the Baggage System for activities reasonably necessary or convenient in connection with the foregoing. Such license and right of use is conditioned upon and subject to Airline complying with all terms and conditions of this Agreement. The Airline is not granted any leasehold or other property interest by this Agreement except as otherwise set forth herein. The Airline shall have the right to perform its own baggage handling services or to have such services performed by another handling company, provided such person is a person authorized by the CEO and the Airline Baggage Subcommittee to perform baggage services at the Airport.

5.02 COMMON RIGHT OF USE AND ACCESS

A. The Airline’s right of use shall be in common with all other Signatory Airlines, Non-Contracting Users, or others authorized by the City to do so, and is conditioned upon the payment of Baggage System rates, fees, and charges and upon compliance with reasonable and nondiscriminatory terms and conditions upon which the Baggage System is made available for such use, and in accordance with Airport Rules and Regulations.

B. The Airline’s use of and access to the Baggage System shall be conducted so as not to interfere with the safe and efficient operation of the Baggage System by the Operator or the Transportation Security Administration.

C. Airline agrees not to prevent or interfere with the exercise of any right of use or obligation of the City, the Transportation Security Administration, other Signatory Airlines, Non- Contracting Users, or the Operator as provided for in this Agreement or the Operator Agreement.

D. The parties agree that certain baggage belt areas behind ticket counters in the Terminal Building which are part of the Airline’s Demised Premises, if applicable, shall be considered exclusively leased to the Airline for the purpose of passenger operations, but nonetheless those baggage belts are part of the Baggage System for the purpose of Baggage System Operation and Maintenance, in accordance with the terms and conditions of the City’s agreement with the operator.

5.03 CONDITIONS OF USE

A. Airline shall use the Baggage System in accordance with all reasonable and nondiscriminatory Airport Rules and Regulations and in accordance with any applicable reasonable standards of care, procedures, or rules established by the Airline Baggage Subcommittee. The City will provide not less than 30 days’ notice to Airline when any rule or regulation affecting Airline’s use of the Baggage System is proposed, and will post rules and regulations when final.

B. Airline’s use of the Baggage System is conditioned on timely payment of Baggage System fees, rates, and charges in accordance with this Agreement.

C. Airline shall use and shall cause its officers, employees, agents, and contractors to use a commercially reasonable degree of care when using the Baggage System and shall follow all reasonable safety and security rules and instructions set forth herein or established by the City, the Transportation Security Administration, the Operator or the Airline Baggage Subcommittee.

5.04 RESERVATION OF RIGHTS

A. It is expressly agreed and understood that the foregoing right of use for the Baggage System is not a property right and shall not be assigned, subleased or otherwise alienated or hypothecated in any manner whatsoever by the Airline; except that, in the case of a merger of Airline with another airline or the acquisition of substantially all of Airline’s assets by another airline, Airline’s right of use shall be transferable to the surviving airline.

B. The Airline acknowledges and agrees that the Baggage System shall be managed, operated, and maintained for the benefit of the air carriers by the Operator. The Airline’s use of and access to the Baggage System shall be conducted so as not to interfere with the safe and efficient operation of the Baggage System by the Operator.

C. The City may from time to time make alterations to, or reconstruct, or modify the Baggage System installations or design or any portion or portions of them, either temporarily or permanently, provided that reasonably equivalent Baggage System Facilities are made available to the Airline.

5.05 EFFICIENCY-IN-USE AND REASSIGNMENTS

A. The Airline agrees that its use of the Baggage System is in common with others and agrees to allow any other incoming or incumbent airline the opportunity to share use of its assigned portions of the Baggage System. The City retains the right to allow other airlines the use of the Baggage System.

B. After consultation with the Airline Baggage Subcommittee, in order to maximize the highest and best use of the City’s Baggage System Facilities, the CEO may at his or her sole discretion, relocate and reassign the Airline’s use of any Baggage System assigned areas upon 30 days’ advance written notice.

C. The City reserves the right to immediately reassign Baggage System assigned areas as may be necessary in case of emergency, by reason of accident and repairs, security issues, or other happenings beyond the control of the City.

D. The City will reasonably allocate the costs related to any such relocations and/or reassignments after consultation with the Airline Baggage Subcommittee.

E. Should the Airline refuse another airline the opportunity to use the Baggage System or any portions thereof, the CEO, the Airline Baggage Subcommittee, or both, may review the Airline’s usage, and should the CEO or the Airline Baggage Subcommittee reasonably determine the Airline unreasonably refused usage by such other airline, the CEO may immediately require the Airline to permit the incoming or incumbent airline to use the Baggage System.

5.06 PAYMENT OF RATES, FEES AND CHARGES FOR THE USE OF THE BAGGAGE SYSTEM

A. The fees and charges for the Baggage System Operation and Maintenance System shall be as established from time to time in accordance with this Agreement. Fees and charges for the Baggage System shall be paid in twelve (12) equal monthly installments, and shall be due and payable, in advance, without notice on or before the first day of the then current month.

5.07 NON-CONTRACTING USERS

A. Non-contracting Users of the Baggage System will be charged at a 25% premium over the signatory rate charged to Signatory Airlines.

5.08 ASSIGNMENTS AND GROUNDHANDLING ARRANGEMENTS

A. The Airline may assign or otherwise transfer its rights to use the Baggage System only to a handling company (including an airline) that has been approved by the CEO and the Airline Baggage Subcommittee to provide baggage services for the Airline. An airline’s status as a handling company shall not relieve the Airline from its obligations under this Agreement.

5.09 OPERATOR AGREEMENT

A. The City, on behalf of and in coordination with the Airline Baggage Subcommittee, has entered into an Operation and Maintenance Services Agreement (“Operator Agreement”) providing for the operation, maintenance, and management of the Baggage System Facilities. The City may extend the Operator Agreement as necessary, or replace the Operator Agreement from time to time through a competitive selection process, with the participation of the Airline Baggage Subcommittee in the selection of the Operator.

B. The Operator Agreement shall set forth the Operator’s responsibilities with respect to the Baggage System, and shall include the following duties and responsibilities of the Operator:

1.	the obligation to operate the Baggage System and to pay all costs incurred in connection therewith;

2.

the obligation to keep complete and accurate records of the use of the Baggage System, prepare and submit management reports recording the performance of the Baggage System, and report costs to the City and the Airline Baggage Subcommittee in a timely manner and in a form approved by the City and the Airline Baggage Subcommittee in order that the costs may be fairly allocated among the airlines in accordance with the methodology set forth in Exhibit H or any other reasonable allocation methodology that may be proposed by the Airline Baggage Subcommittee;

3.

the obligation to maintain and manage the Baggage System in good, safe, and sanitary operation condition and repair and in accordance with approved operation and maintenance manuals and applicable laws and regulations governing the Baggage System and the Airport promulgated by the City or the Transportation Security Administration;

4.

At the request of the City, provide summaries of all interruptions to normal services with an explanation of the cause and duration of any such interruptions, in an approved format and frequency within the limitations of the Baggage System software;

5.	the obligation to maintain a parts inventory and provide inventory control and performance reporting, and

6.	the obligation to provide indemnification and maintain insurance policies in the manner and kind required by the City.

5.10 MAINTENANCE OF BAGGAGE SYSTEM FACILITIES

A. The Operator shall provide services and maintenance of the Baggage System and Baggage System Facilities as indicated in the Operator Agreement, and the Airline shall pay its pro rata share of such costs pursuant to Exhibit H and the provisions of this Agreement.

B. The Airline agrees that it will at all times keep those portions of the Baggage System that it uses in a neat, clean, safe and orderly condition, and in keeping with the general decor of the area in which they are situated, and that it will perform, or cause to be performed, those maintenance services shown on Exhibit E to be performed by the Airline and be responsible for payment of the maintenance services to be performed by the Operator.

C. The Airline specifically agrees to keep the baggage make-up areas and carousels in the Terminal clean, neat, safe and free of trash and debris.

D. The Airline agrees to pay or reimburse the City for the repair of any damages caused by the misuse or abuse by the Airline, its Affiliated Airlines, or its agents to any portion of the Baggage System. This excludes normal wear and tear.

5.11 ALTERATIONS, REPAIRS, AND IMPROVEMENTS

A. The City agrees that it shall perform or have performed by the Operator or other contractors such capital additions, modifications and improvements as may be reasonably determined necessary by the City after consultation with the Airline Baggage Subcommittee or as may be reasonably requested by the Airline Baggage Subcommittee and approved by the City, with the cost of such improvements to be charged as provided for in Exhibit F of this Agreement governing the calculation of rates and charges. Title to any improvements, parts, components, or items of the Baggage System, whether installed or in use on the Baggage System or held in inventory shall be and shall remain in the City at all times.

5.12 RIGHT TO ENTER AND MAKE REPAIRS

A. The City and the Operator and their authorized officers, employees, agents, contractors, subcontractors, Transportation Security Administration (TSA) employees and other representatives shall have the right (at such times as may be reasonable under the circumstances and with as little interruption to the Airline’s operations as is reasonably practicable) to enter Airline’s Premises or the Baggage System Facilities for the following purposes:

1.	To inspect the Baggage System Facilities,

2.

To perform maintenance and make repairs and replacements in any case where the City or the Operator is obligated to do so, or where either of them in their reasonable judgment, determine that it is necessary or desirable to do so,

3.	To test or maintain the EDS modules and related screening equipment, or any other TSA equipment, and

4.	For emergency purposes in the exercise of the City’s police power.

5.13 ABANDONMENT OF BAGGAGE SYSTEM LICENSE AREA

A. If the Airline ceases to occupy and use any assigned portion of the Baggage System for a continuous period of six (6) consecutive months or longer, the City, acting by and through the CEO, may consider such portion of the Baggage System area abandoned, and if needed for another use may, upon not less than thirty (30) days’ written notice to the Airline, terminate the license for such portion of the Baggage System.

5.14 DESTRUCTION OF PREMISES

A. If by reason of any cause the Baggage System, or any portion thereof, is damaged or destroyed by fire or other casualty, then:

1.

The City, after consultation with the Signatory Airlines, shall forthwith repair, reconstruct and restore the damaged or destroyed portions of the Baggage System to substantially the same condition, character, utility and value as existed prior to such damage or destruction, unless the City and the Signatory Airlines agree that no such reconstruction is necessary, or that reconstruction to some other condition, character, utility and value is appropriate or desired; and

2.

If such Baggage System is damaged to such an extent that the System is unusable, the City, acting by and through the CEO, will make all reasonable efforts to provide substantially equivalent substitute facilities, and such substitute facilities will be made available to Airline consistent with those rentals, fees and charges for the use of the Airport established and modified from time to time by the City in accordance with this Agreement.

PART VI - AFFILIATES

6.01 DESIGNATION OF AFFILIATES.

A. Airline may designate one or more other passenger carriers an “Affiliate” by (i) confirming that each such passenger carrier meets the definition of an Affiliate as defined in this Agreement, (ii) confirming that each such other passenger carrier is flying in or out of the Airport solely for the benefit of Airline, (iii) submitting to City the designation form attached to this Agreement as Exhibit I-1, which includes a copy of the Affiliate’s executed Affiliate Operating Agreement.

B. The designation of an Affiliate shall become effective on the first day of the calendar month following at least fifteen (15) days from receipt by City of the designation in the form of Exhibit I-1. The designation shall remain in effect for so long as the conditions for designating the Affiliate continue to be met or until Airline withdraws its designation of the Affiliate by submitting to City the withdrawal of designation form attached to this Agreement as Exhibit I-2. A withdrawal of designation of an Affiliate shall become effective on the last day of the calendar month following at least fifteen (15) days from receipt by City of the withdrawal of designation in the form of Exhibit I-2.

C. If Airline designates one or more other passenger carriers as its Affiliate, Airline shall be responsible for the actions and obligations of each of its Affiliates, including without implied limitation the obligation to pay all charges owed to City on account of Affiliate activities at the Airport and the duty to provide information, insurance and indemnification. Airline will be responsible for ensuring that each of its Affiliates complies with all terms and conditions of this Agreement to the same extent that Airline is responsible for compliance, including without implied limitation compliance with the environmental provisions of this Agreement. Airline shall be the financial guarantor of all amounts owed to City by each of Airline’s Affiliate.

D. More than one Signatory Airline may from time to time designate the same passenger carrier as its Affiliate, and each such Signatory Airline shall only be responsible for such passenger carrier’s operations when such passenger carrier operates as such Signatory Airline’s Affiliate.

PART VII - GENERAL PROVISIONS

7.01 AGREEMENTS WITH THE UNITED STATES

A. This agreement is subject and subordinate to the provisions of any agreements between the City and the United States relative to the operation or maintenance of the Airport, the execution of which has been or may be required as a condition precedent to the transfer of federal rights or property to the City for airport purposes, or to the expenditure of federal funds for the extension, expansion or development of the Airport, including the expenditure of federal funds for the development of the Airport in accordance with the provisions of the Airport and Airway Improvement Act of 1982, as amended. The provisions in the attached Appendices 1 and 2 are hereby incorporated herein by reference.

7.02 BOND ORDINANCES

A. This Agreement is in all respects subject and subordinate to any and all City bond ordinances applicable to the Airport and airport system and to any other bond ordinances which should amend, supplement or replace such bond ordinances.

B. The parties to this Agreement acknowledge and agree that all property subject to this Agreement which was financed by the net proceeds of tax-exempt bonds is owned by the City, and Airline agrees not to take any action that would impair, or omit to take any action required to confirm, the treatment of such property as owned by the City for purposes of Section 142(b) of the Internal Revenue Code of 1986, as amended. In particular, the Airline agrees to make, and hereby makes, an irrevocable election (binding on itself and all successors in interest under this Agreement) not to claim depreciation or an investment credit with respect to any property subject to this Agreement which was financed by the net proceeds of tax-exempt bonds and shall execute such forms and take such other action as the City may request in order to implement such election.

7.03 LAWS, REGULATIONS, AND AGREEMENTS TO BE OBSERVED

A. The Airline shall not use, or authorize the use by any other person or party, of all or any portion of the Demised Premises, or any part of the Airport to which it is granted a right of use or occupancy by this Agreement, for any purpose or use other than those authorized by this Agreement, or hereafter authorized in writing by the CEO. No use shall be considered authorized by this Agreement if such use would adversely affect the tax-exempt status of Airport Revenue Bonds.

B. The Airline shall comply with and shall cause its officers and employees and any other persons over whom it has control to comply with the Airport Rules and Regulations.

C. The Airline shall, at all times, faithfully obey and comply with all existing laws, rules and regulations adopted by federal, state, local or other governmental bodies and applicable to or affecting the Airline and its operations and activities in and at the Airport, including 49 U.S.C.

§ 41705 (the Air Carrier Access Act) and implementing regulations at 14 C.F.R., Part 382, and 42

U.S.C. § 12101 et seq. (the Americans with Disabilities Act) and implementing regulations.

D. It is agreed that any disputes regarding laws, ordinances, rules and regulations regarding the Airport issued by the City shall first be presented to administrative hearing before the CEO or the CEO’s authorized representative following the procedure outlined in Denver Revised Municipal Code Section 5-17. It is further agreed that no action shall be brought against the City contesting any such laws, ordinances, rules and regulations until there has been full compliance with the terms of said Section 5-17. Nothing herein shall be construed to prevent Airline from contesting in good faith any laws, ordinances, rules or regulations without being considered in breach hereof during such time as is required to exhaust the administrative hearing procedures, so long as such contest is diligently commenced and prosecuted by Airline.

PART VIII - RATE-MAKING PROCEDURES AND REESTABLISHMENT

8.01 GENERAL PROVISIONS

A. The City agrees that it will establish and fix airline rentals, rates, fees and charges in accordance with the cost- accounting concepts and rate-making procedures described in attached Exhibit F. Further, the City agrees that said rentals, rates, fees and charges shall be reasonable in relation to the cost of providing, operating and maintaining the services or facilities used or leased by the Airline. The City acknowledges its obligations to charge air carriers nondiscriminatory and substantially comparable rates, fees, rentals and other charges, subject to reasonable classification such as tenant and non-tenant, Signatory and non-Signatory (as such is defined herein). The City agrees that it will not enter into an Airport Use and Facilities Lease Agreement with another air carrier which is substantially more favorable, unless the same rights, terms, and privileges are offered to the Airline.

B. Airline acknowledges that the rate base for rentals, fees and charges must generate gross revenues, which together with Other Available Funds (as defined in the General Bond Ordinance) must be sufficient to satisfy the Rate Maintenance Covenant of the General Bond Ordinance, and Airline agrees to pay such rentals, rates, fees and charges.

C. The City, acting by and through its CEO, may from time to time reestablish the rentals, rates, fees and other charges for the use of Airport in accordance with the concepts and rate-making procedures provided for herein.

D. The City, acting by and through its CEO, may from time to time, amend the rate- making concepts and procedures set forth in this Agreement with the written consent of a majority of the Signatory Airlines not in default of the Agreement, represented by: (1) a numerical majority; and (2) a majority in terms of rentals, rates, fees and charges paid in the preceding fiscal year.

8.02 NON-AIRLINE REVENUE

A. In order to minimize the rentals, rates, fees and charges which Airline is obligated to pay under this Agreement, the City shall promote and develop non-airline revenues at the Airport in a manner consistent with that of a reasonably prudent airport operator.

8.03 PROJECTION OF RENTALS, RATES, FEES AND CHARGES

A. Not later than forty-five (45) days prior to the end of each Fiscal Year during the term of this Agreement, City shall furnish Airline with a projection of the rentals, rates, fees and charges for the next ensuing year for each cost center of Airport. Such projection will include the Airport proposed expense budget, and projection of aircraft operations, passenger enplanements, and debt service payments for the ensuing year. The City shall convene a meeting with the Signatory Airlines operating at the Airport not later than thirty (30) days prior to the end of each Fiscal Year to consult and review with the Signatory Airlines the projection of rentals, fees and charges for the next ensuing year.

8.04 MID-YEAR REVIEW OF RENTALS, RATES, FEES AND CHARGES

A. Not later than September 1st of each year, the City shall furnish the Airline with a projection of rentals, rates, fees and charges (the Mid-Year Projection), which shall reflect the most recently available information on current aircraft operations and passengers enplaned as well as expenses actually incurred and revenues realized thus far during such fiscal year. The City shall provide a pro forma projection of revenues and expenses for the current fiscal year. The City shall convene a meeting with the Signatory Airlines operating at the Airport to consult and review the Mid-Year Projection and any adjustment to the monthly rentals, rates, fees and charges for such fiscal year.

8.05 FINAL AUDIT

A. Upon release by the City’s independent auditors of the audited financial statements of Airport, the City shall furnish Airline with a copy of the annual audit report, prepared in accordance with Generally Accepted Accounting Principles and certified by an independent accountant, covering the operation of the Airport for such preceding fiscal year. As soon as practical following the release of the annual audit report, the City will prepare an analysis of additional charges or credit due (Year-End Settlement) along with the Airline Revenue Credit calculation to Airline for the preceding audited fiscal year. If the rentals, fees and charges paid by Airline were greater than the respective amounts chargeable to Airline, Airline shall receive credits promptly in the amount of such overpayment against future rentals, fees and charges. If the rentals, fees and charges paid by Airline were less than the respective amounts chargeable to Airline, Airline shall pay promptly the amount of any such deficiency.

8.06 PASSENGER FACILITY CHARGES

A. “Passenger Facility Charges” or “PFCs” are charges collected by the Airline pursuant to the authority granted by the Aviation Safety and Capacity Expansion Act of 1990, 49 U.S.C. Section 40117, and 14 CFR Part 158, as amended. Airline acknowledges that PFCs are funds held for the benefit of the City. Airline further acknowledges that PFCs are not property of the Airline under any of the circumstances described in paragraph 9.02.A.4 herein. Airline agrees that under the circumstances described in paragraph 9.02.A.4 herein, Airline will immediately establish a fund and segregate PFC funds collected as required by 49 U.S.C. Section 40117(m)(1).

B. Airline shall abide by the remittance, reporting and recordkeeping requirements of PFCs as outlined in 14 CFR Part 158 and referenced in Airport Rules and Regulations, and the Airport shall abide by the public agency requirements outlined in 14 CFR Part 158.

PART IX - TERM OF THE AGREEMENT

9.01 TERM OF AGREEMENT

A. The term of this Agreement shall commence on January 1, 2021 and shall terminate on December 31, 2021, unless this Agreement is earlier cancelled, terminated, or extended as hereinafter provided. The term of this Agreement may be extended at its current terms and conditions for two additional one-year periods, but in no event shall the term be extended beyond December 31, 2023. These extensions, if exercised by the Airport, shall be exercised by providing written notice to the Airline on or before November 30 of the preceding year.

9.02 TERMINATION OF LEASE BY CITY

A. The City, acting by and through its CEO, may declare this Agreement terminated in part or in its entirety, as the CEO deems appropriate, upon the happening of any one or more of the following events and may exercise all rights of entry and reentry with or without process of law, without liability for trespass upon the Preferential Use Facilities and Demised Premises:

1.	If the rentals, rates, fees, charges or other money payment which the Airline herein agrees to pay, or any part thereof, shall be unpaid after the date the same shall become due; or

2.

If the Airline shall use or permit the use of the Preferential Use Facilities and Demised Premises covered hereby at any time for any purpose for which the use thereof at that time is not authorized by this Agreement or by the subsequent written consent of the CEO, or shall use or permit the use thereof in violation of any law, rule or regulation to which the Airline has agreed in this Agreement to conform; or

3.	If Airline shall be in violation of any provision of Section 4.03 with respect to the subletting of the Demised Premises hereunder; or

4.

If, during the term of this Agreement, the Airline shall (a) apply for or consent to, in writing signed on behalf of the Airline by any of its officers or its duly authorized attorney, the appointment of a receiver, trustee or liquidator of the Airline or of all or a substantial part of its assets, (b) file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they come due, (c) make a general transfer for the benefit of creditors, (d) file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of an insolvency law, or (e) file an answer admitting the material allegations of a petition filed against the Airline in any bankruptcy, reorganization or insolvency proceeding, or if during the term of this Agreement an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating the Airline as bankrupt or as insolvent, or approving a petition seeking a reorganization of Airline or of all or a substantial part of its assets, and such order, judgment, or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days, then, and in any of such events, the City may give to the Airline a notice of intention to end the term of this Agreement in its entirety after the expiration of thirty (30) days from the date of service of such notice, and on the date set forth in said notice the term of this Agreement and all right, title and interest of Airline hereunder shall expire as fully and completely as if that day were the date herein specifically fixed for the expiration of the term, and the Airline will then voluntarily and peaceably quit and surrender the Preferential Use Facilities and Demised Premises covered hereby to the City, but the Airline shall remain liable as herein provided; or

5.

If Airline fails to make its Preferential Use Facilities and Demised Premises available for use in accordance with 56 Fed. Reg. 24, 254-01 (1991) (codified at 14 C.F.R. 158, App. A, B.7), but any right to terminate by the City under this Section 9.02 A.5 may be exercised only with respect to the portion of the Exclusive Use Premises required by 56 Fed. Reg. 24, 254-01 (1991) (codified at 14 C.F.R. 158, App. A, B.7).

6.

If any of Airline’s directors or officers assigned to or responsible for operations at the Airport shall be or have been convicted of any crime which is a disqualifying offense under 49 CFR 1544 governing issuance of airport security badges.

9.03 TERMINATION OF LEASE BY AIRLINE

A. The Airline, at its option, may declare this Agreement terminated in part or in its entirety upon the happening of any one or more of the following events:

1.

If by any reason of any action or non-action of any federal or other governmental agency having jurisdiction to grant a certificate of convenience and necessity, or similar document, authorizing the Airline to operate aircraft in or out of the Airport (including action in the nature of alteration, amendment, modification, suspension, cancellation or revocation of any such certificate, permit or document), the Airline shall cease to have authority to operate aircraft in and out of the Airport pursuant to such a certificate or document, provided that (1) such governmental action or non-action was not requested by the Airline, and the Airline made all reasonable efforts to prevent such governmental action or non-action, or in the alternate, (2) the City had a reasonable opportunity to appear before such federal or governmental agency and be heard in opposition to such governmental action or non-action prior to the occurrence, if it desired to do so or, in the alternate, (3) the Airline gave the City reasonable advance notice that such governmental action or non-action was being requested or might occur, and the Airline made a reasonable effort to the end that the City might have an opportunity to appear and be heard as aforesaid; or

2.	If by legislative action of the United States the Airline is deprived of such certificate of similar document; or

3.

If a court of competent jurisdiction issues an injunction or restraining order against the City or any successor body to the City preventing or restraining the Airport for airport purposes in its entirety, or the use of any part thereof which may be used by the Airline and which is substantially necessary to the Airline for its operations, and if such injunction remains in force for a period of ninety (90) days or more and is not stayed by appeal or a writ of error; or

4.

If the City’s operation of Airport is substantially restricted by action of any federal or other governmental agency having jurisdiction with respect thereto, or the occurrence of any fire or other casualty substantially and adversely affects, for a period of at least ninety (90) days, Airline’s use of Airport in the conduct of its air transportation business; provided, however, none of the foregoing is due primarily to any fault of Airline.

9.04 EFFECTIVE DATE OF TERMINATION

A. Notwithstanding anything to the contrary in this Agreement, no termination declared by either party shall be effective until not less than thirty (30) days have elapsed after written notice to the other specifying the date upon which such termination shall take effect and the cause for which it is being terminated (and if such termination is by reason of a default under this Agreement for which termination is authorized, specifying such default with reasonable certainty). No such termination shall be effective if such cause shall have been cured or obviated during such thirty (30) day period, or in the event such cause is a default under this Agreement (for which termination is authorized) and if by its nature such default cannot be cured within such thirty (30) day period, such termination shall not be effective if the party in default commences to correct such default within said thirty (30) days and corrects the same as promptly as reasonably practicable; provided that the thirty (30) day period shall not apply to termination declared for failure of Airline to make money payments hereunder, for which termination may be declared by the City upon fifteen (15) days’ written notice, unless Airline remedies such default within such fifteen (15) day period; and provided further that the Airline will be allowed only two (2) notices of default with respect to money payments in any one year which it may cure. Upon termination of this Agreement, the parties hereto shall be relieved from all obligations hereunder except as set forth in Sections 8.05, 9.05, 9.06, 10.02, 12.08, 12.14, and 12.15. The right of any party hereto to terminate this Agreement shall not in any manner affect or limit such party’s right to exercise any other right or remedy it may have rather than its right of termination.

9.05 SURRENDER AND HOLDING OVER

A. The Airline covenants that at the expiration of the period for which the Demised Premises are leased to it, or at the earlier termination of the letting thereof, it will quit and surrender such Demised Premises in good state and condition, reasonable wear and tear, acts of God or other casualty and damage due to the negligent or willful act or omission of the City excepted, and except as otherwise provided in Section 4.02, the Airline shall forthwith remove there from all equipment, trade fixtures and personal property belonging to it. The City shall have the right on such termination to enter upon and take possession of such Demised Premises with or without process of law, without liability for trespass.

B. Holding over by Airline following the expiration of the term of this Agreement or any extension thereof, without an express agreement as to such holding over, shall be deemed and taken to be a periodic tenancy from month-to-month. The Airline shall be subject to all the terms and conditions of this Agreement as amended from time to time or any extension thereof. Rent, fees and charges for each month of such holding over shall be paid as provided herein and in a sum equal to the monthly rental required for the month prior to the end of the term of this Agreement or as reestablished as provided for herein. In the event Airline fails to surrender the Preferential Use Facilities and Demised Premises upon termination or expiration of this Agreement, or such month-to-month tenancy, then Airline shall indemnify City against loss or liability resulting from any delay of Airline in not surrendering same.

9.06 TERMINATION OF HOLDOVER

A. If Airline holds over pursuant to Section 9.05 hereof, either party may, with or without cause, cancel or terminate said tenancy by giving not less than thirty (30) days written notice to the other party. Said notice shall set out the date of such cancellation and termination.

PART X - PERFORMANCE BOND, INDEMNIFICATION AND INSURANCE

10.01 PERFORMANCE BOND

A. Unless otherwise provided by Airport Rules and Regulations, as they may be adopted or amended from time to time, upon the commencement of the term of this Agreement, the Airline shall deliver to the CEO for the City and County of Denver, and shall maintain in effect at all times during the term of this Agreement, including a period of six (6) months after expiration (or earlier termination of the letting of the Demised Premises hereunder) of said Agreement, a valid corporate Performance Bond, or an irrevocable Letter of Credit, in the amount of Three Million Dollars ($3,000,000.00), or an amount equal to three (3) months of rent, rates, fees or charges payable hereunder, whichever is less, payable without condition to the City and County of Denver, with surety acceptable to and approved by the City’s CEO, which bond or irrevocable letter of credit shall guarantee to the City full and faithful performance of all of the terms and provisions of this Agreement to be performed by the Airline, and as said Agreement may be amended, supplemented or extended.

B. Notwithstanding the foregoing, if at any time during the term hereof, the CEO deems the amount of the surety insufficient to properly protect the City from loss hereunder because the Airline is or has been in arrears with respect to such obligations or because the Airline has, in the opinion of the CEO, violated other terms of this Agreement, the Airline agrees that it will, after receipt of notice, increase the surety to an amount required by the CEO; provided however, the percentage increase in the amount of surety shall not exceed the annual percentage increase that has occurred with respect to the Airline’s rental and fee rates in effect under this Agreement.

10.02 INDEMNIFICATION

A. The Airline agrees to indemnify and save harmless the City, its officers, and employees, from and against (A) any and all loss of or damage to property, or injuries to, or death of, any person or persons, including property and officers, employees and agents of the City; and (B) all claims, damages, suits, costs, expense, penalties, liability, actions or proceedings of any kind or nature whatsoever, of or by anyone whomsoever; which, with respect to clauses (A) and (B) hereof, in any way result from, or arise out of, Airline’s operations in connection herewith, or its use or occupancy of any portion of the Airport and the acts, omissions, or wrongful conduct of officers, employees, agents, contractors or subcontractors of the Airline including without limitation, the provision or failure to provide security as herein required and the use, disposal, generation, transportation or release of pollutants, including but not limited to oil, glycol, toxic or hazardous materials at Denver International Airport by the Airline, its contractors, employees, agents, customers, or anyone claiming or acting by or through the Airline.

B. Airline further agrees that if a prohibited incursion into the Air Operations Area occurs, or the safety or security of the Air Operations Area, the Airfield, the Baggage System or other sterile area safety or security area is breached by or due to the negligence or willful act or omission of any of Airline’s employees, agents, or contractors and such incursion or breach results in a civil penalty action being brought against the City by the U.S. Government, Airline agrees to reimburse the City for all expenses, including attorney fees, incurred by the City in defending against the civil penalty action and for any civil penalty or settlement amount paid by the City as a result of such incursion or breach of airfield or sterile area security. The City shall notify Airline of any allegation, investigation, or proposed or actual civil penalty sought by the U.S. Government for such incursion or breach. Civil penalties and settlement and associated expenses reimbursable under this Paragraph include but are not limited to those paid or incurred as a result of violation of Federal Aviation Administration (FAA) regulations or TSA regulations, as they may be amended, or any similar law or regulations intended to replace or compliment such regulations.

C. Without limitation, the terms of this indemnity include an agreement by Airline to indemnify, defend and hold harmless the City from and against any and all expense, loss, claim, damage, or liability suffered by City by reason of Airline’s breach of any environmental requirement existing under federal, state or local law, regulation, order or other legal requirement in connection with any of Airline’s acts, omissions, operations or uses of property relating to this Agreement, or such a breach by the act or omission of any of Airline’s officers, employees, agents, or invitees, whether direct or indirect, or foreseen or unforeseen, including (but not limited to) all cleanup and remedial costs actually and reasonably incurred to satisfy any applicable remediation obligation required by federal, state or local law, and reasonable legal fees and costs incurred by City in connection with enforcement of this provision, but excluding damages solely relating to diminution in value of City real property.

D. Provided however, the City agrees that (I) the Airline need not save harmless or indemnify the City against damage to or loss of property, or injury to or death of persons, caused by the negligence or willful acts of the City, its officers, employees, contractors and agents, and (II) the City will give prompt written notice to the Airline of any claim or suit and the Airline shall have the right to assume the defense and compromise or settle the same to the extent of its own interest. Provided, however, the indemnity provided for herein shall apply only to the extent the City is not reimbursed out of insurance proceeds.

10.03 INSURANCE MAINTAINED BY AIRLINE

A. At all time during the term of this Agreement, unless otherwise required by federal or state governmental law or regulation, the Airline is required and agrees, at its own cost and expense, to provide and keep in force for the benefit of the Airline and the City, a policy, or policies, of insurance written on a single limit each occurrence basis with limits of not less than Three Hundred Million Dollars ($300,000,000.00) for bodily injury and property damage arising from any operation of the Airline at the Airport and contractual liability coverage. The CEO may increase the limit of insurance required when, in her discretion, she deems the amount stated herein is insufficient. The CEO may establish lesser amounts of insurance for airlines operating exclusively with aircraft of thirty (30) seats or less.

B. Such insurance policy, or policies, and certificates of insurance evidencing the existence thereof shall cover all operations of the Airline at the Airport, shall be in a form and written by a company, or companies, approved by the Airport’s Risk Manager and shall insure the Airline’s agreement to indemnify the City as set forth in the indemnification provisions hereof. The amount of insurance required hereunder shall in no way limit the liability of the Airline as provided in Section 10.02 of this Agreement. The City shall not be named insured of said insurance. Each such policy and certificate shall contain a special endorsement stating “This policy will not be materially changed or altered or canceled without first giving thirty (30) days written notice by certified mail, return receipt requested, to the CEO, Denver International Airport, AOB- 9th Floor, 8500 Peña Boulevard, Denver, Colorado 80249-6340.” All such policies of insurance, or certified copies thereof, together with receipts showing payment of premiums thereon, shall be made available for review by the City at such times and places as required by the Airport’s Risk Manager. Certificates of insurance evidencing the existence of said policies shall be delivered to and left in the possession of the Airport’s Risk Manager.

10.04 LIENS

A. Except to the extent inconsistent with other provisions of this Agreement, the Airline covenants and agrees to pay promptly all lawful taxes, excises, license fees and permit fees applicable to its operations at the Airport and to take out and keep current all licenses, municipal, state or federal, required for the conduct of its business at and upon said Airport, and further agrees not to permit any of said taxes, excises or license fees to become delinquent. The Airline further covenants and agrees at all times to maintain adequate Worker’s Compensation Insurance in accordance with any present or future Colorado law with an authorized insurance company, or through the Colorado State Compensation Insurance Fund, or through an authorized self-insurance plan approved by the State of Colorado insuring the payment of compensation to all its employees at the Airport. The Airline also covenants and agrees not to permit any mechanic’s or materialman’s or any other lien to be foreclosed upon the Airport and improvements thereto or thereon, or any part or parcel thereof, by reason of any work or labor performed or materials furnished at the request of the Airline by any mechanic or materialman. The Airline further covenants and agrees to pay promptly when due all bills, debts and obligations incurred by it in connection with its operation of said business on the Airport, and not to permit the same to become delinquent and to suffer no lien, mortgage, judgment or execution to be filed against said premises or improvements thereon which will in any way impair the rights of the City under this Agreement. The Airline shall have the right on giving the City prior written notice to contest any such mechanic’s, materialman’s or any other lien, and the Airline shall not, pending the termination of such contest, be obligated to pay, remove or otherwise discharge such lien or claim. The Airline agrees to indemnify and save harmless the City from any loss as a result of the Airline’s action as aforesaid.

B. If the Airline shall in good faith proceed to contest any such tax, assessment or other public charge, or the validity thereof, by proper legal proceedings which shall operate to prevent the collection thereof or to prevent the appointment of a receiver because of nonpayment of any such taxes, assessments or other public charges, the Airline shall not be required to pay, discharge or remove any such tax, assessment or other public charge so long as such proceeding is pending and undisposed of; provided, however, that the Airline, not less than five (5) days before any such tax, assessment or charge shall become delinquent, shall give notice to the City of the Airline’s intention to contest its validity. If such notice is so given by the Airline to the City and such contest is conducted in good faith by the Airline, the City shall not, pending the termination of such legal proceedings, pay, remove or discharge such tax, assessment or other charge.

10.05 LOSS OR DAMAGE TO PROPERTY

A. The City shall not be liable for any loss of property by theft or burglary from the airport or for any damage to person or property on said Airport resulting from airport operations including but not limited to operating the elevators or electric lighting, or wind, water, rain or snow, which may come into or issue or flow from any part of said Airport, or from the pipes, plumbing, wiring, gas or sprinklers thereof or that may be caused by the City’s employees or any other cause whatsoever, and the Airline hereby covenants and agrees to make no claim for any such loss or damage at any time.

10.06 FORCE MAJEURE

A. Neither the City nor the Airline shall be deemed to be in breach of this Agreement by reason of failure to perform any of its obligations under this Agreement if, while and to the extent that such failure is due to embargoes, shortages of materials, acts of God, acts of the public enemy, acts of superior governmental authority, sabotage, strikes, boycotts, labor disputes, weather conditions, riots, rebellion and any circumstances for which it is not responsible and which are not within its reasonable control. This provision shall not apply to failures by the Airline to pay rents, fees or other charges, or to make any other money payment whatsoever required by this Agreement, except in those cases where provision is made in this Agreement for the abatement of such rents, fees, charges or payments under such circumstances.

10.07 INSURANCE MAINTAINED BY THE CITY

A. Miscellaneous Insurance. The City shall at all times carry with a responsible insurance company or companies authorized and qualified under the laws of the State to assume the risk thereof:

1.

Fire and Extended Coverage Insurance. From and after the time when any contractors engaged in connection with the Airport, or any part thereof, shall cease to be responsible pursuant to the provisions of their respective contracts for loss or damage thereto occurring from any cause, the City shall insure and at all times keep the Airport insured to the extent possible with a responsible insurance company, companies or carriers authorized and qualified under the laws of the State of Colorado assume the risk thereof against direct physical damage or loss from fire and so-called extended coverage perils in an amount not less than 80% of the replacement value of the Facilities so insured, less depreciation; but such amount of insurance shall at all times be sufficient to comply with any legal or contractual requirement which, if breached, would result in assumption by the City of a portion of any loss or damage as co-insurer; and also if at any time the City shall be unable to obtain such insurance to the extent above required at reasonable cost as determined by the CEO, the City shall maintain such insurance to the extent reasonably obtainable. Insurance against any other risks or type of loss as are or shall be customarily covered may be obtained, under a standard “all risk policy” with extended coverage for public property, or otherwise, including, without limitation, insurance against loss or damage to the Airport by flood or other waters, elements of weather, explosion of any nature, earthquake, and volcanic eruption (or any combination thereof), when, if, and to the extent any such insurance can be procured at reasonable rates in the sole opinion of the CEO.

2.

Loss of Use Insurance. To the extent not provided for in leases and other agreements between the City and others relating to the Airport, insurance covering loss of revenues from Airport facilities by reason of necessary interruption, total or partial, in the use thereof, resulting from damage thereto or destruction thereof, however caused, in such amount as is estimated to be sufficient to provide a full normal income during the period of suspension; but

a.	Such insurance shall cover a period of suspension of the period of reconstruction as estimated by the Airport Engineer, but not less than twelve months;

b.	Such insurance may exclude losses sustained by the City during the first seven days of any total or partial interruption of use; and

c.

If at any time the City shall be unable to obtain such insurance to the extent above required, it shall carry such insurance to the extent reasonably obtainable at reasonable rates in the sole option of the CEO.

B. In any calculation of the full normal income for such insurance, consideration shall be given to the expected, as well as current and prior, revenues from such Airport facilities, or from other sources, and may also make allowances for any probable decrease in the operation and maintenance expenses or any other charges and expenses while use is interrupted. Any proceeds of such insurance shall be deposited to the credit of the Revenue Fund and shall be subject to the uses of and shall be applied as provided for moneys in the Revenue Fund.

C. Liability Insurance. Insurance in the form and amount recommended by the CEO and reasonably sufficient to insure against liability to any individual sustaining bodily injury or any person sustaining property damage or the death of any individual by reason of any defect or want of repair in or about the Airport, or by reason of the negligence of any employees, and against such other liability for individuals, including workmen’s compensation insurance, to the extent attributed to ownership and operation of the Airport, and damage to property of persons; but in the case of the company or companies insuring the Airport under a general liability policy against loss from bodily injury or property damage, or both, the total liability of such company or companies for all damages because of all bodily injury and all property damage arising out of continuous or repeated exposure to substantially the same general conditions to which the policy applies as the result of any one occurrence, subject to such exclusions generally made to such a policy, shall be not less than $75,000,000.00 under a single limit of liability endorsement or other like provision of the policy, regardless of the number of:

1.	Insureds under the policy,

2.	Individuals who sustain bodily injury or persons who sustain property damage,

3.	Claims made or suits brought on account of bodily injury or property damage, or

4.	Occurrences.

D. Maintenance of Policies. All such insurance policies designated in Subparagraphs (A) and (B) hereof shall be filed with the CEO and shall be subject to inspection at all reasonable times by Airline. If the CEO determines that certain insurance required in Subparagraphs (A) and (B) hereof cannot be obtained to the extent therein required at reasonable rates, the CEO shall prepare a written memorandum to that effect, designating each such type of insurance in question and stating in each such case that the insurance was not obtainable or that designated insurance was required in substitution for the required insurance, the reason or reasons for its substitution, and when and to the extent that the substituted insurance was procured at reasonable rates, as the case may be. Each such memorandum shall be filed with the policies on file with the CEO and shall also be subject to such inspection.

PART XI - QUIET ENJOYMENT; INCONVENIENCE DURING CONSTRUCTION

11.01 COVENANT OF QUIET ENJOYMENT

A. Upon the payment by Airline of all rentals, rates, fees and charges properly assessed to Airline and the performance of the covenants and agreements on the part of Airline to be performed hereunder, Airline shall peacefully have and enjoy the premises, appurtenances, facilities, licenses and privileges granted herein; provided, however, it is recognized that certain temporary inconveniences may occur during construction.

11.02 INCONVENIENCE DURING CONSTRUCTION

A. The Airline recognizes that from time to time during the term of this Agreement it will be necessary for the City to initiate and carry forward extensive programs of construction, reconstruction, expansion, relocation, maintenance and repair in order that the Airport and its facilities may be suitable for the volume and character of air traffic and flight activity which will require accommodation, and that such construction, reconstruction, expansion, relocation, maintenance and repair may inconvenience the Airline in its operations at the Airport. The City shall consult with Airline prior to taking any such action which would adversely affect the Airline’s operations at the Airport unless such action is necessitated by circumstances which in the opinion of the CEO pose an immediate threat to the health and safety of persons using the Airport. The Airline agrees that no liability shall attach to the City, its officers, agents, employees, contractors, subcontractors and representatives by reason of minor inconvenience or minor discomfort as a result of such action and, for and in further consideration of the lease of the Demised Premises, the Airline waives any right to claim damages or other consideration for such minor inconvenience of minor discomfort.

PART XII - MISCELLANEOUS PROVISIONS

12.01 LEASE BINDING

A. This Agreement shall be binding on and extend to any successors of the respective parties hereto.

12.02 PARAGRAPH HEADINGS AND INDEX

A. The paragraph or Section headings and index or table of contents contained herein are for convenience and reference only and are not intended to define or limit the scope of any provision of this Agreement.

12.03 SIGNS

A. The Airline agrees that no signs or advertising displays shall be painted on or erected in any manner upon its Demised Premises without the prior written approval of the CEO or the CEO’s authorized representative; and that signs identifying the Airline, or for any other purpose, will conform to reasonable standards established by the CEO, or the CEO’s authorized representative, with respect to type, size, design, location, and content. The initial Airline directional signage package (roadway, Terminal, Concourse and directory) is provided by the City. All subsequent revisions and installations are at Airline’s expense unless required pursuant to paragraph 4.08 herein.

12.04 VENDING MACHINES

A. No telecommunication devices, personal computers, amusement or vending machines or similar machines operated by coins or tokens, credit cards, paper currency, or any imaging or voice process, and no cash machines or pay telephones shall be installed or maintained in or upon the Airline’s Demised Premises except with the permission of the Airline and the CEO and the number, type, kind and locations thereof shall be in the discretion of the CEO and the Airline. This prohibition includes, but not by way of limitation, sales from vending machines of such items as cigarettes, candy, maps, coffee, soft drinks, newspapers, stamps and insurance policies; telephones; dispensation of cash, money orders and checks; and operation of mechanical or electronic game devices, electronic video games, entertainment devices, phone cards and internet access. The Airline shall not permit the installation of any such machines, except by a concessionaire authorized by the CEO and subject to and in accordance with the concessionaire’s agreement with the City. If and when the Airline permits the installation of vending machines in its Demised Premises, the Airline shall make no charge to the concessionaire for the privilege of installing or maintaining such machines, except that if the Airline provides the electric current or water to the concessionaire a reasonable charge may be made to cover the cost of the electricity and water consumed, and all fees paid by the concessionaire for the privilege shall be the property of the City.

12.05 SALE OF FOOD, BEVERAGES AND MERCHANDISE

A. The Airline shall not sell, or permit the sale of food, food products, beverages (both alcoholic and non-alcoholic) or merchandise upon the Preferential Use Facilities and Demised Premises occupied by it except by a concessionaire to whom the City has granted the right to provide such services in said Preferential Use Facilities and Demised Premises and except that, with respect to its Demised Premises, Airline may sell, or permit the sale of, such items on its own behalf or by a concessionaire selected by Airline. Airline agrees to pay the same fees and charges that would be applicable to an Airport concessionaire with respect to the sale of such products.

12.06 PURCHASES BY AIRLINE

A. Property, services and materials (except as otherwise provided in this Lease) may be purchased or otherwise obtained by the Airline from any person or corporation of its choice and no unjust or unreasonable discriminatory limitations, restrictions, charges or conditions shall be imposed by the City, directly or indirectly, against the Airline or its suppliers for the privilege of purchasing, selling, using, storing, withdrawing, handling, consuming, loading, unloading, or delivering any personal property of the Airline, by the Airline or its suppliers, or for the privilege of transporting such personal property to, from or on the Airport.

12.07 NON-DISCRIMINATION

A. The Airline, for itself, its successors and assigns, as a part of the consideration hereof does hereby agree as follows:

1.

As more fully set forth in Appendix 1 attached hereto and incorporated herein by reference, if facilities are constructed, maintained or otherwise operated on the Demised Premises for purposes in which federal financial assistance is extended under a Department of Transportation program or activity, or for another purpose involving the provision of a similar service or benefit, the Airline shall maintain and operate such facilities and services in compliance with all requirements of 49 C.F.R. Part 21, Nondiscrimination in Federally Assisted Programs of the Department of Transportation—Effectuation of Title VI of the Civil Rights Act of 1964, and as said regulations may be amended.

2.

The Airline will in all of its operations and activities in and at the Airport comply with all requirements of the Air Carrier Access Act, 49 U.S.C. § 41705, and regulations implementing such Act at 14 C.F.R. Part 382, and the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. and all regulations implementing such Act.

12.08 NO PERSONAL LIABILITY

A. No director, officer or employee of either party shall be held personally liable under this Agreement or because of its execution or attempted execution.

12.09 NOTICES

A. All notices required to be given to the City hereunder shall be in writing and shall be sent by certified mail, return receipt requested, addressed to:

Chief Executive Officer Department of Aviation Denver International Airport AOB 9th Floor 8500 Peña Boulevard Denver, Colorado 80249-6340	Chief Financial Officer Denver International Airport AOB 9th Floor 8500 Peña Boulevard Denver, Colorado 80249-6340

B. All notices required to be given to the Airline hereunder shall be in writing and shall be sent by certified mail, return receipt requested, addressed to:

Frontier Airlines, Inc.

Attn.: Tosha Sorensen

4545 Airport Way

Denver, CO 80339

C. The parties or either of them, may designate in writing from time to time the addresses of substitute or supplementary persons in connection with said notices. The effective date of service of any such notice shall be the date such notice is mailed to the Airline or said CEO.

12.10 PLACE AND MANNER OF PAYMENTS

A. In all cases where the Airline is required by this Agreement to pay any rentals, fees or other charges or to make other payments to the City, such payments shall be due and payable without notice and shall be sent to: Airport Revenue Fund, Denver International Airport, P. O. Box 492065, Denver, Colorado 80249-2065, overnight express mail shall be addressed to: Airport Revenue Fund, Denver International Airport, Attn. Accounts Receivable, 8500 Peña Boulevard, Denver, CO 80249-6340 or at such other place in the City and County of Denver as the City may hereafter designate by notice in writing to the Airline. All payments shall be made in legal tender of the United States. Any check or electronic payment shall be received by the City subject to collection, and the Airline agrees to pay any bank charges for use of electronic payment methods or for the collection of any payments.

B. Any payment not made to the City or Airline when due shall accrue interest at the rate of 18% per annum commencing five (5) business days after such due date.

12.11 SEVERABILITY

A. In the event any covenant, condition or provision contained in this Agreement is held by any court of competent jurisdiction to be invalid, the invalidity of any such covenant, condition or provision shall in no way affect any other covenant, condition or provision herein contained if the invalidity of any such covenant, condition or provision does not materially prejudice either party hereto in its respective rights and obligations contained in the valid covenants, conditions or provisions in this Agreement.

12.12 SECURITY

A. It is understood and agreed by the Airline that in addition to the Airline’s responsibilities to maintain the Preferential Use Facilities and Demised Premises as provided herein, it shall take reasonable security precautions to use and maintain the Preferential Use Facilities, Demised Premises, and Baggage System in a manner as to keep them secure from unauthorized intrusion and shall with respect to any area of the premises opening to an air operations area of the airport provide for an adequate security system designed to prevent unauthorized persons or vehicles from entering such air operations area. An “air operations area” is defined to mean any area of the Airport used or intended to be used for landing, takeoff or surface maneuvering of aircraft. An “adequate security system” is further defined as providing for security at a standard no less than required and set out in TSA regulations, including 49 CFR, Subtitle B, Chapter XII, as it may be amended, or any similar law or regulations intended to replace or compliment such regulations.

B. It is further understood and agreed by the Airline that at any time during the term hereof when requested in writing by the CEO or his/her authorized representative, the Airline shall submit to the CEO the security plans that are to be used and are being used by the Airline on any or all of the Preferential Use Facilities and Demised Premises.

12.13 WAIVERS

A. No waiver of default by either party of any of the terms, covenants or conditions hereof to be performed, kept and observed by the Airline or the City shall be construed, or operate, as a waiver of such term, covenant, or condition or of any subsequent breach of the same or any other term, covenant or condition herein contained to be performed, kept and observed by the Airline or the City.

B. The subsequent acceptance of rent hereunder by the City shall not be deemed to be a waiver of any preceding breach by the Airline of any term, covenant or condition of this Agreement other than the failure of the Airline to pay the particular rental so accepted, regardless of the City’s knowledge of such preceding breach at the time of acceptance of such rent.

12.14 AIRLINE BOOKS AND RECORDS

A. The Airline agrees that the CEO and the Auditor of the City or any of their duly authorized representatives, until the expiration of three (3) years after the termination of this Agreement, shall have the right, at any reasonable time and at their own expense, to have access to and the right to examine any books, documents, papers and records of the Airline pertinent to this Agreement. The Airline, upon request by either, shall make all such books and records available for examination and copying in Denver.

12.15 CITY BOOKS AND RECORDS

A. The City shall follow such procedures and keep and maintain in Denver such books, records and accounts as are necessary or required under the provisions of this Agreement or the General Bond Ordinance. Such books, records and accounts shall contain all items affecting the computation of airline rentals, rates, fees and charges, recorded in accordance with reasonable accounting principles or procedures. Airline shall have the right, at any reasonable time and at its own expense, until the expiration of three (3) years after the termination of this Agreement, to examine and make copies of the City’s books, records and accounts pertinent to the Agreement.

12.16 CITY SMOKING POLICY

A. The Airline agrees that it will prohibit smoking by its employees and the public in the Demised Premises and will not sell or advertise tobacco products. Airline acknowledges that smoking is not permitted in Airport buildings and facilities except for designated smoking lounges. The Airline and its officers, agents and employees shall cooperate and comply with the provisions of the City’s Executive Order No. 99 dated December 1, 1993, Executive Order No. 13 dated July 31, 2002, the provisions of Denver Revised Municipal Code, §§ 24-301 to 317 et. seq., and the Colorado Clean Indoor Air Act, C.R.S. §§ 25-14-201 et. seq.

12.17 USE, POSSESSION OR SALE OF ALCOHOL OR DRUGS

A. The Airline and its officers, agents and employees shall cooperate and comply with the provisions of Denver Executive Order No. 94 dated October 29, 2002, and Attachment A thereto, or any successor executive order concerning the use, possession or sale of alcohol or drugs.

12.18 THIRD PARTIES

A. This Agreement does not, and shall not be deemed or construed to, confer upon or grant to any third party or parties (excepting parties to whom the Airline may assign this Agreement in accordance with Section 4.03 hereof, and excepting any successor to the City) any right to claim damages or to bring any suit, action or other proceeding against either the City or the Airline because of any breach hereof or because of any of the terms, covenants, agreements and conditions herein contained.

12.19 SUPPLEMENTAL INFORMATION TO BE SUPPLIED BY AIRLINE

A. Not later than ten (10) business days after the end of each month, the Airline shall complete and file with the City written activity reports for the preceding month on forms provided by the City. Information to be provided will include, but not be limited to; flight, passenger, passengers connecting on flights between concourses, freight and mail information as well as any non-preferential gate and custom use and remain overnight (RON) activity. Flight information will include, but not be limited to, number of flights in and out, revenue and non-revenue, and Domestic and International flights. Passenger information will include, but not be limited to, the daily number of passengers in the following categories: originating, deplaned destination, transfers in and out, revenue and non-revenue, and Domestic and International passengers. In addition, if an airline operates on multiple concourses, separate passenger information will be required for each respective concourse from which it operates.

12.20 CITY NON-DISCRIMINATION

A. In connection with the performance of work under this Agreement, the Airline agrees not to refuse to hire, discharge, promote or demote, or to discriminate in matters of compensation against any person otherwise qualified, solely because of race, color, religion, national origin, gender, age, military status, sexual orientation, marital status, or physical or mental disability. The Airline further agrees to insert the foregoing provision in all subleases hereunder.

12.21 DISPUTES

A. It is agreed and understood by the parties hereto that disputes under or related to this Agreement shall be resolved by administrative hearing which shall be conducted in accordance with the procedures set forth in Section 5-17, Revised Municipal Code of the City and County of Denver, or such other substantially similar ordinance as may be adopted hereafter by the City. The City, however, shall retain its right to obtain an order of eviction in accordance with applicable state laws. The parties hereto agree that the CEO’s determination resulting from said administrative hearing shall be final, subject only to the right of the parties to appeal the determination under Colorado Rule of Civil Procedure 106, or subject to rights under federal law.

12.22 AMENDMENTS TO EXHIBITS AND APPENDICES

A. The parties acknowledge that the rights and obligations of each of them as set forth in this Agreement will extend over a period of years. The Exhibits and Appendices hereto are intended to set forth the parties’ current understandings and expectations with respect to the intended leasehold interests and such understandings and expectations may change over time. Therefore, the CEO is expressly authorized to make adjustments to such exhibits and appendices from time to time to reflect agreed-upon changes, without affecting the underlying rights and obligations as set forth herein. Any such adjustments shall be evidenced in writing.

12.23 ENTIRE AGREEMENT; AMENDMENT

A. The parties acknowledge and agree that the provisions contained in this Agreement constitute the entire agreement and understanding between the parties with respect to the subject matter thereof, and that all representations made by any officer, agent or employee of the respective parties, unless included herein, are null and void and of no effect. This Agreement cannot be changed or terminated orally. No alterations, amendments, changes or modification, unless expressly reserved to the CEO herein, shall be valid unless executed by an instrument in writing by all the parties with the same formality as this Agreement.

12.24 CONDITION; FINAL APPROVAL

A. This Agreement is expressly subject to, and shall not be or become effective or binding on the City until approved by Denver City Council and fully executed by all signatories of the City and a fully executed copy has been delivered to Airline. This Agreement may be signed electronically by either party in the manner specified by the City.

12.25 PAYMENT OF MINIMUM WAGE

A. Airline shall comply with, and agrees to be bound by, all requirements, conditions, and City determinations regarding the City’s Minimum Wage Ordinance, Sections 20-82 through 20-84 D.R.M.C., including, but not limited to, the requirement that every covered worker shall be paid no less than the City Minimum Wage in accordance with the foregoing D.R.M.C. Sections. By executing this Agreement, Airline expressly acknowledges that Airline is aware of the requirements of the City’s Minimum Wage Ordinance and that any failure by Airline, or any other individual or entity acting subject to this Agreement, to strictly comply with the foregoing D.R.M.C. Sections shall result in the penalties and other remedies authorized therein.

END OF DOCUMENT

Contract Control Number:	PLANE-202053684-00
Contractor Name:	FRONTIER AIRLINES INC

IN WITNESS WHEREOF, the parties have set their hands and affixed their seals at Denver, Colorado as of: 2/1/2021

SEAL	CITY AND COUNTY OF DENVER:

ATTEST:	By:	/s/ Michael B. Hancock
Mayor
/s/ Paul Lopez		Michael B. Hancock
Clerk and Recorder/Public Trustee Paul López

APPROVED AS TO FORM:		REGISTERED AND COUNTERSIGNED:

Attorney for the City and County of Denver

By:	/s/ David Steinberger	By:	/s/ Brendan J Hanlon
	Assistant City Attorney		Chief Financial Officer
	David Steinberger		Brendan J Hanlon

		By:	/s/ Timothy M. O’Brien
Auditor
Timothy M. O’Brien

Contract Control Number:	PLANE-202053684-00
Contractor Name:	FRONTIER AIRLINES INC

By:	See attached

Name:	Howard Diamond
(please print)

Title:	SVP, General Counsel & Secretary
(please print)

ATTEST: [if required]

By:	See attached

Name:	Valerie Tyler
(please print)

Title:	Sr. Director, Legal Counsel
(please print)

Contract Control Number;	PLANE-202053684-00
Contractor Name:	FRONTIER AIRLINES INC

By:	/s/ Howard Diamond

Name:	Howard Diamond
(please print)

Title:	SVP, General Counsel & Secretary
(please print)

ATTEST: [if required]

By:	/s/ Valerie Tyler

Name:	Valerie Tyler
(please print)

Title:	Sr. Director, Legal Counsel
(please print)